Exhibit 99.6

CONFIDENTIAL

March 31, 2006

Southwest Community Bancorp

5810 El Camino Real, Suite D

Carlsbad, CA 92008

Re:	Consent of RBC Capital Markets Corporation

We hereby consent to the inclusion of our opinion letter, dated February 15, 2006, to the Board of Directors of Southwest Community Bancorp as an Exhibit to the Proxy Statement/Prospectus relating to the proposed merger by and between Southwest Community Bancorp and Placer Sierra Bancshares contained in their joint Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

/s/ RBC Capital Markets Corp.

RBC Capital Markets Corporation